Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-22223, 333-128611, 333-143517, and 333-183278) of Spire Corporation of our report dated March 31, 2014, relating to our audits of the consolidated financial statements as of and for the years ended December 31, 2013 and 2012, which appears in this Annual Report on Form 10-K of Spire Corporation for the year ended December 31, 2013.

/s/ McGladrey LLP

Boston, Massachusetts
March 31, 2014